Exhibit 10.43

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of March 17, 2011, by and among SIRVA, Inc., a Delaware Corporation (the “Corporation”) and the holders of Preferred Stock who are signatories to this Agreement or who agree at any time to be or otherwise are bound by the terms hereof (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, certain of the parties to this Agreement are parties to an Exchange and Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, the Purchasers shall receive the Corporation’s newly-designated Series A Preferred Stock (the “Preferred Stock”);

WHEREAS, certain of the parties to this Agreement or their Affiliates are parties to (i) the Guaranty (the “Aurora Guaranty”), dated on or about the date hereof, by each of Aurora Resurgence Fund (C) L.P., Aurora Resurgence Fund L.P. and Aurora Resurgence Fund (NB) L.P., in favor of Wells Fargo Capital Finance, LLC and (ii) the Guaranty (the “EGI Guaranty,” and together with the Aurora Guaranty, the “Guaranties”), dated on or about the date hereof, by EGI-Fund (11-13) Investors, L.L.C. in favor of Wells Fargo Capital Finance, LLC.

WHEREAS, in order to induce the Purchasers to enter into the Purchase Agreement and consummate the transactions contemplated thereby, the Corporation has agreed to enter into this Agreement for the benefit of the Purchasers;

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the Purchase Agreement; and

WHEREAS, unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 3 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Covenants.

1A. Financial Statements and Other Information. The Corporation shall deliver to each Purchaser (so long as such Purchaser holds any Preferred Stock):

(i) within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year, unaudited consolidated statements of income or operations of the Corporation and its Subsidiaries on a combined basis for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter and setting forth a comparison to the corresponding periods of the preceding fiscal year, unaudited consolidated statements of cash flows of the Corporation and its Subsidiaries on a combined basis for the period from the beginning of the fiscal year to the end of such quarterly period and setting forth a comparison to the corresponding period of the preceding fiscal year, and unaudited consolidated balance sheets of the Corporation and its Subsidiaries on a combined basis as of the end of such quarterly period and setting forth a comparison to the balance sheet of the Corporation and its Subsidiaries as of the end of the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for the absence of footnotes with respect thereto), and accompanied by a certificate signed by a Responsible Officer of the Corporation stating that the statements delivered pursuant to this subsection 1A(i) are complete and correct in all material respects in conformity with GAAP and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such Responsible Officer, and disclosed therein, and except for the absence of certain notes);

(ii) within 90 days after the end of each fiscal year, consolidated statements of income or operations, and consolidated statements of cash flows of the Corporation and its Subsidiaries on a combined basis for such fiscal year, and consolidated balance sheets of the Corporation and its Subsidiaries on a combined basis as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied and accompanied by with respect to the consolidated portions of such statements, an opinion of an accounting firm of nationally recognized standing selected by the Corporation’s Board of Directors, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by such accounting firm;

(iii) within 90 days after the end of each fiscal year, an annual budget prepared on a quarterly basis for the Corporation and its Subsidiaries for the following fiscal year;

(iv) as soon as possible after the discovery or receipt of notice by a Responsible Officer of the Corporation of any event, development or circumstance affecting the Corporation which has had or could reasonably be expected to have a material adverse effect on the Corporation, its condition (financial or otherwise), its business, operations, properties, liabilities or the investment in the Preferred Stock; and

(v) promptly (but in any event within 10 days of) after the transmission of any financial statements, proxy statements, reports and any other general written communications which the Corporation sends to its stockholders or debt-holders; all registration statements and all regular, special or periodic reports which it files with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed; and all press releases and other statements made available generally by the Corporation to the public concerning material developments in the Corporation’s and its Subsidiaries’ businesses, copies of such transmission.

Each of the financial statements referred to in subparagraphs (i) and (ii) above shall present fairly the financial condition and operating results of the Corporation and its Subsidiaries as and to the extent specified above as of the dates and for the periods set forth therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments for recurring accruals and the absence of footnotes with respect thereto. Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Corporation under this Paragraph 1A or Paragraph 1B below shall use the same standards and controls which such Person uses to maintain the confidentiality of its own confidential information (but in no event less than reasonable care) to maintain the confidentiality of all nonpublic information of the Corporation and its Subsidiaries obtained by it pursuant to this Paragraph 1A or Paragraph 1B below; provided that each such Person may disclose such information in connection with any proposed sale or transfer of any Preferred Stock or Common Stock if such Person’s transferee agrees in writing to be bound by the provisions hereof.

1B. Certain Inspection Rights. The Corporation shall permit any representatives designated by any Purchaser so long as such Purchaser holds at least 5% of the Preferred Stock or such Purchaser or an Affiliate of such Purchaser is party to an outstanding Guaranty, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Corporation, (ii) examine the corporate and financial records of the Corporation and make copies thereof or extracts therefrom and (iii) consult with the directors, managers, officers, key employees and independent accountants of the Corporation concerning the affairs, finances and accounts of the Corporation. The presentation of an executed copy of this Agreement by any Purchaser or such other holder to the Corporation’s independent accountants shall constitute the Corporation’s permission to its independent accountants to participate in discussions with such Persons.

1C. Certain Negative Covenants. So long as any of the Preferred Stock issued pursuant to the Purchase Agreement remains outstanding or a Guaranty remains outstanding, the Corporation shall not (without the prior written consent of the Majority Purchasers):

(i) directly or indirectly redeem, purchase or otherwise acquire; declare or pay any dividends; or make any distributions upon any of its capital stock or other ownership interests or other equity securities (other than the Preferred Stock and other than pursuant to employee stock incentive plans or agreements), if the Corporation has failed to pay any dividends with respect to the Preferred Stock;

(ii) (a) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (1) any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for capital stock or other equity securities having rights, preferences or privileges which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions, distributions upon a liquidation or otherwise, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), or (2) any capital stock or other equity securities (or any securities convertible into or exchangeable or exercisable for any capital stock or other equity securities), other than the Preferred Stock, having rights, preferences or privileges which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions, distributions upon liquidation or otherwise, or (b) permit any Subsidiary of the Corporation to issue any equity securities or any notes or debt securities containing equity features to any Person other than the Corporation or a Wholly-Owned Subsidiary of the Corporation;

(iii) merge or consolidate with any Person (other than a merger or consolidation between or among Wholly-Owned Subsidiaries) or consummate or in any manner or facilitate a Change in Ownership or Fundamental Change, in each case except in connection with a transaction which is a merger, consolidation or similar recapitalization in which the Corporation is the surviving entity;

(iv) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of any assets (including, without limitation, the capital stock or membership or other ownership interests of any of its Subsidiaries) (computed on the basis of book value, determined in accordance with GAAP, consistently applied, contribution to the Corporation’s revenues or earnings, or fair market value, determined by the Corporation’s Board of Directors in its reasonable good faith judgment) exceeding a material portion of the combined and consolidated assets of the Corporation and its Subsidiaries (including the capital stock or membership or other ownership interests of its Subsidiaries) in any transaction or series of related transactions;

(v) amend or modify the Corporation’s Certificate of Incorporation or Bylaws if such amendment or modification would have an adverse effect on the Preferred Stock;

(vi) make significant changes in the nature of the business of the Corporation and its Subsidiaries;

(vii) undertake a Debt Offering in which the Corporation receives Excess Debt Proceeds; or

(viii) form any Subsidiary that is not a Wholly-Owned Subsidiary.

1D. Certain Affirmative Covenants. So long as any Preferred Stock remains outstanding or a Guaranty remains outstanding, the Corporation shall (unless it has received the prior written consent of the Majority Purchasers):

(i) cause to be done all things reasonably necessary to maintain, preserve and renew all material licenses, authorizations and permits necessary to the conduct of its businesses;

(ii) pay and discharge when payable all material taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon);

(iii) comply in all material respects with all other obligations which it incurs pursuant to any material contract or agreement as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto, and comply in all material respects with applicable laws, rules and regulations of governmental authorities, the violation of which could have a material adverse effect upon the condition (financial or otherwise), operating results, prospects, assets, liabilities, operations and business of the Corporation and its Subsidiaries, taken as a whole; and

(iv) apply for and continue in force with responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business.

Section 2. Transfers.

2A. Right of First Refusal. In addition to any restrictions on Transfer contained in the Stockholders Agreement, in the event that any Purchaser entertains a bona fide offer to purchase all or any portion of the Shares held by such party (a “Transaction Offer”) from any other Person (a “Buyer”), such Purchaser (a “Transferring Stockholder”) may only Transfer such Shares pursuant to and in accordance with the provisions of this Section 2A.

(i) Offer Notice. The Transferring Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Corporation and each of the Purchasers of such Transferring Stockholder’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 2A (such notice, the “Offer Notice”). The Transferring Stockholder’s Offer Notice shall constitute an irrevocable offer to sell the Shares which are the subject of the Transaction Offer (the “Offered Shares”) to the Corporation and the other Purchasers, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(ii) Corporation Option. The Corporation shall have the first option to purchase all of the Offered Shares. At any time within two (2) days after receipt by the Corporation of the Offer Notice (the “Corporation Option Period”), the Corporation may elect to accept the offer to purchase with respect to all of the Offered Shares and shall give written notice of such election (the “Corporation Acceptance Notice”) to the Transferring Stockholder within the Corporation Option Period. Subject to the terms of Section 2A(vi) below, the Corporation Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of all of the Offered Shares. If the Corporation accepts the offer to purchase the Offered Shares, then the closing for such purchase of the Offered Shares by the Corporation under this Section 2A(ii) shall take place within thirty (30) days following the expiration of the Corporation Option Period, at the offices of the Corporation or on such other date or at such other place as may be agreed to by the Transferring Stockholder and the Corporation. If the Corporation fails to purchase the Offered Shares by exercising its option under this Section 2A(ii) within the period provided and the Buyer is not an Affiliate of the Transferring Stockholder, then the Transferring Stockholder shall so notify the Purchasers promptly (the “Additional Offer Notice”), which Additional Offer Notice shall identify the Offered Shares that the Corporation has failed to purchase. The Offered Shares shall then be subject to the options granted to the Purchasers pursuant to Section 2A(iii) below.

(iii) Purchasers’ Option. If the Corporation fails to purchase the Offered Shares under Section 2A(ii) above and the Buyer is not an Affiliate of the Transferring Stockholder, then at any time within two (2) days after receipt by the Purchasers of the Additional Offer Notice (the “Purchaser Option Period”), each Purchaser or its Affiliates, including future funds that have affiliated but not identical general partners, may elect to accept the offer to purchase with respect to all of the Offered Shares and shall give written notice of such election (the “Purchaser Acceptance Notice”) to the Transferring Stockholder and each Purchaser within the Purchaser Option Period, provided that all of the Offered Shares must be purchased in order for the Purchasers to purchase the Offered Shares. Subject to the terms of Section 2A(vi) below, the Purchaser Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of all of the Offered Shares. The closing for the purchase of the Offered

Shares by the Purchasers under this Section 2A(iii) shall take place within thirty (30) days following the expiration of the Purchaser Option Period, at the offices of the Corporation or on such other date or at such other place as may be agreed to by the Transferring Stockholder, the Corporation and such Purchasers. The Transferring Stockholder shall notify the Purchasers promptly if any Purchaser fails to offer to purchase all of its Pro Rata Fraction.

(iv) Allocation of Shares among Purchasers. Upon the expiration of the Purchaser Option Period, the number of Shares to be purchased by each Purchaser shall be determined as follows: there shall be allocated to each Purchaser electing to purchase, a number of Shares equal to such Purchaser’s Pro Rata Fraction. A Purchaser’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Offered Shares by a fraction, the numerator of which is the total number of Shares owned by such Purchaser, and the denominator of which is the total number of Shares held by all the electing Purchasers, in each case as of the date of the Offer Notice.

(v) Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Corporation shall determine the fair market value of such consideration, reasonably and in good faith, and the Corporation and/or the Purchasers, as the case may be, may effect their purchase under this Section 2A by payment of such fair market value in cash or cash equivalents.

(vi) Sale to Third Party. In the event that the Corporation and the Purchasers do not elect to exercise the rights to purchase under this Section 2A, the Transferring Stockholder may sell the Offered Shares to the Buyer on the terms and conditions set forth in the Offer Notice, provided that (i) the Buyer agrees to become a party to and be bound to the same extent as a Purchaser by the terms of Section 2 of this Agreement and (ii) the Buyer acknowledges the Shares are uncertificated and that the Corporation will furnish without charge to the Buyer a statement of the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

(vii) Contemporaneous Transfers. If two or more Stockholders propose concurrent Transfers that are subject to this Section 2A, then the relevant provisions of Section 2A shall apply separately to each such proposed Transfer.

Section 3. Preemptive Rights.

3A. The Corporation shall not issue (an “Issuance”) additional Equity Interests to any Person unless, prior to such issuance, the Corporation notifies each Investor in writing of the proposed Issuance and grants to each Investor or, at an Investor’s election, one or more of its Affiliates (subject to compliance with Section 3B below), the right (the “Right”) to subscribe for and purchase, at the same price and upon the same terms and conditions (including, if such additional Equity Interests are issued as a unit together with other securities, the purchase of such unit, but the Right shall not apply separately to any component of such unit) as set forth in the notice of such Issuance, a portion of such additional Equity Interests proposed to be issued in the Issuance equal to the percentage of shares of Preferred Stock on a fully diluted basis that was beneficially owned by such Investor and its Affiliates immediately prior to the Issuance.

3B. The Right may be exercised by each Investor, or, at such Investor’s election, one or more of its Affiliates, as the case may be, provided that the Person exercising the Right must (i) be an Accredited Investor and (ii) deliver written notice to the Corporation of such exercise of the Right which is received by the Corporation within 20 business days after the date on which the Investor receives notice from the Corporation of the proposed issuance. The closing of the purchase and sale pursuant to the exercise of the Right shall occur on the date scheduled by the Corporation for the Issuance, which may not be earlier than 10 business days after the Corporation receives notice of the exercise of the Right. Notwithstanding the foregoing, the Right shall not apply to any Issuance (i) made in payment of the purchase price of assets acquired by the Corporation or any of its Subsidiaries, including any Issuance in connection with a merger, exchange offer, joint venture, license transaction or exchange of shares, (ii) (A) of options granted to directors, officers or employees of the Corporation or its Subsidiaries or (B) otherwise in accordance with the terms of a stock option plan or other equity-based compensation plan of the Corporation or its Subsidiaries that has been approved by the board of the Corporation and, in the case of each of the foregoing clauses (ii)(A) and (ii)(B), of the Equity Interests issued upon the exchange, exercise or conversion of such Equity Interests, (iii) pursuant to a Qualified Public Offering, (iv) of Equity Interests issued as dividends or distributions to holders of Equity Interests, generally, on a pro rata basis, or (v) pursuant to the exchange, exercise or conversion of any Equity Interest that is either (A) outstanding on the date hereof or (B) outstanding after the date hereof so long as the Investors have had an opportunity to exercise the Rights granted to such Investors in this Section 3 with respect to the underlying Equity Interest, or such Equity Interest was issued pursuant to clause (i), (ii), (iii), (iv), or (v) of this sentence.

3C. Nothing in this Section 3 shall be deemed to prevent any Person from purchasing for cash any additional Equity Interests issued by the Corporation without first complying with the provisions of this Section 3; provided, that in connection with such purchase, (i) the Corporation’s Board has determined in good faith that (A) the Corporation needs a prompt cash investment, (B) no alternative financing on terms no less favorable to the Corporation in the aggregate than such purchase is available on a no less timely basis, and (C) the delay caused by compliance with the provisions of this Section 3 in connection with such investment would be reasonably likely to materially adversely affect the Corporation, (ii) the Person making such purchase (for purposes of this Section 3, the “Purchasing Holder”) or the Corporation gives prompt notice to the Investors as of such date of the Purchasing Holder’s investment, which notice shall describe in reasonable detail the additional Equity Interests being purchased by the Purchasing Holder and the purchase price thereof, and (iii) the Purchasing Holder or the Corporation takes all steps necessary to enable the Investors as of such date to effectively exercise their respective rights under this Section 3 with respect to their purchase of a pro rata share of the additional Equity Interests issued to the Purchasing Holder after such purchase by the Purchasing Holder on the terms specified in Section 3A. In connection with any Equity Issuance, any Investor holding participation rights under Section 4.8 of the Stockholders Agreement may exercise such participation rights or the Rights granted hereunder, but not both of such rights.

Section 4. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“ABL Credit Agreement” means that certain credit agreement dated on or about March 17, 2011, among SIRVA Worldwide, Inc., certain of its Wholly-Owned Subsidiaries, the Corporation, the “Lenders” under (and as defined in) the ABL Credit Agreement and Wells Fargo Capital Finance, LLC, as the “Administrative Agent” under the ABL Credit Agreement, as amended, restated, supplemented, refinanced, refunded, renewed, extended or otherwise modified from time to time (including, without limitation, any revolving credit facility or term loan facility entered into in connection with such supplement, refinancing, refunding, renewal, extension, or modification).

“Accredited Investor” shall mean an “Accredited Investor,” as defined in Regulation D promulgated under the Securities Act, or any successor rule then in effect.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such control will be presumed if any Person owns ten percent (10%) or more of the capital stock or other membership or ownership interests, directly or indirectly, of any other Person.

“Acquisition Debt Leverage” means the quotient of (a) Debt Proceeds from a Debt Offering made in connection with an acquisition by the Corporation and its Subsidiaries, divided by (b) the sum of (i) EBITDA of the acquired entity or assets in such acquisition, plus (ii) any pro forma synergies resulting from such acquisition, in each case, as determined by the Corporation in good faith.

“Bylaws” means the Corporation’s bylaws.

“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation.

“Certificate of Designation” means the Corporation’s Certificate of Designations, Preferences, and Relative, Optional and other Special Rights of Series A Preferred Stock.

“Change in Ownership” has the meaning set forth in the Corporation’s Certificate of Designation.

“Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Debt Offering” means the incurrence of indebtedness for borrowed money by the Corporation or any of its Subsidiaries other than the Relocation SPV’s, SIRVA Mortgage, the Term Credit Agreement, the ABL Credit Agreement or indebtedness permitted pursuant Section 7.2 of the Term Credit Agreement (or similarly permitted under any agreement entered into in connection with a refinancing, refunding, amendment or similar modification of the Term Credit Agreement).

“Debt Proceeds” means the aggregate amount of all cash proceeds received by the Corporation and its Subsidiaries from any Debt Offering less all discounts, legal fees, underwriters’ commissions and other reasonable fees and expenses incurred in connection therewith.

“Equity Interests” means any equity securities of the Corporation other than Common Stock, as “Common Stock” is defined in the Certificate of Designation, as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Debt Proceeds” means any Debt Proceeds received by the Corporation and its Subsidiaries which are not Permitted Debt Proceeds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Fundamental Change” has the meaning set forth in the Corporation’s Certificate of Designation.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Majority Purchasers” means the Purchasers holding two-thirds of all Preferred Stock held by the Purchasers.

“Permitted Debt Proceeds” means up to $50,000,000 of outstanding Debt Proceeds which are issued in connection with an acquisition by the Corporation and its Subsidiaries in which the Acquisition Debt Leverage does not exceed the higher of (x) SWW Debt Leverage as of the last quarter preceding the acquisition and (y) 3.5 times.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” has the meaning set forth in the Preamble and shall include any stock issued in respect thereof by way of dividend, recapitalization, merger, consolidation or other reorganization.

“Qualified Public Offering” shall mean the sale of Equity Interests to the public in an underwritten offering for net proceeds of at least $100,000,000 pursuant to an effective registration statement filed under the Securities Act, which results in an active trading market in such Equity Interests (it being understood that such an active trading market shall be deemed to exist if, without limitation, such Equity Interests are listed on a national securities exchange).

“Relocation SPV” has the meaning given to such term in the Term Credit Agreement.

“Responsible Officer” means as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, chief restructuring officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person and (c) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“SIRVA Mortgage” means SIRVA Mortgage, Inc.

“Share” means a share of Preferred Stock.

“Stockholders Agreement” means the Stockholders’ Agreement, dated as of May 12, 2008, by and among the Corporation and the Stockholders named therein or bound thereby.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“SWW Debt Leverage” has the meaning given to Consolidated Leverage Ratio in the Term Credit Agreement (or, in the event of a refinancing, refunding, amendment or similar modification of the Term Credit Agreement, the meaning given to “Consolidated Leverage Ratio,” or a similarly defined term under any such amended, modified or refinanced agreement).

“Transfer” shall mean any direct or indirect transfer, sale, offer, assignment, exchange, distribution, mortgage, pledge, hypothecation or other disposition of any Preferred Stock.

“Term Credit Agreement” means that certain credit agreement dated on or about March 17, 2011, among SIRVA Worldwide, Inc., the Corporation, the “Lenders” under (and as defined in) the Term Credit Agreement and Barclays Bank PLC, as the “Administrative Agent”

under the Term Credit Agreement, as amended, restated, supplemented, refinanced, refunded, renewed, extended or otherwise modified from time to time (including, without limitation, any revolving credit facility or term loan facility entered into in connection with such supplement, refinancing, refunding, renewal, extension, or modification).

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other membership or ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 5. Miscellaneous.

5A. Remedies. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

5B. Consent to Amendments. Except as otherwise expressly provided herein (including any action requiring unanimous agreement hereunder), the provisions of this Agreement may be amended and the Corporation may take any action herein prohibited, or fail to perform any act herein required to be performed by it, only if the Corporation consents and it has obtained the prior written consent of the Majority Purchasers. No amendment or waiver of Section 2 of this Agreement shall be valid unless the same shall be in writing and signed by the Corporation and the Majority Purchasers. No other course of dealing between the Corporation and the holder of any Preferred Stock or Common Stock or any delay in exercising any rights hereunder or under the Certificate of Incorporation or Certificate of Designation shall operate as a waiver of any rights of any such holders.

5C. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a Purchaser or holder of Preferred Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock.

5D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

5E. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

5F. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

5G. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer to the governance or the construction of this Agreement to the law of another jurisdiction. To the fullest extent permitted by law, the parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the state or federal courts located in the State of Delaware and not in any other state or federal courts located in the United States of America. Each of the parties hereby consents to the jurisdiction of such courts (and the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding that is brought in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.

5H. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it. Notices given by telecopy shall be deemed to have been received (a) on the day on which the sender receives answer back confirmation if such confirmation is received before or during normal business hours of any business day or (b) on the next business day after the sender receives answer back confirmation if such confirmation is received (i) after normal business hours on any business day or (ii) on any day other than a business day. All notices, requests and consents to be sent to a party hereto must be sent to or made at the addresses indicated below (or at such other address as shall be given in writing by one party to the others):

(i)	If to the Corporation, to:

SIRVA, Inc.

700 Oakmont Lane

Westmont, Illinois 60559

Attention: Chief Financial Officer

Fax: (630) 570-3390

with a copy to:

SIRVA, Inc.

5001 US Highway 30 West

Fort Wayne, IN 46818

Attention: Susan Hobson Kus

Fax: (260) 429-3016

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Drive

Chicago, Illinois 60654

Attention:	Linda K. Myers, P.C.
Michael H. Weed, P.C.
Fax: (312) 862-2200

(ii)	If to a Purchaser, to:

such Purchaser’s address as it appears on the signature page hereto (unless otherwise indicated by any such Purchaser)

5I. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each covenant and agreement contained herein shall have independent significance. If any party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first covenant or agreement.

5J. Complete Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

5K. Termination. Notwithstanding anything to the contrary, in the event that the Purchase Agreement becomes null and void ab initio pursuant to the last sentence of Section 2 of such agreement, then this Agreement shall automatically and simultaneously become null and void ab initio and of no further force or effect

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first written above.

SIRVA, INC.

By:	/s/ Susan Hobson Kus

Name:	Susan Hobson Kus
Title:	Secretary

[Signature Page to Investor Rights Agreement]

Purchasers:

EGI-FUND (08-10) INVESTORS, L.L.C.
EGI-FUND (11-13) INVESTORS, L.L.C.

Each by:	/s/ Philip G. Tinkler

Name:	Philip G. Tinkler
Title:	Vice President

Date:

March 16, 2011

Address:

2 North Riverside Plaza

Suite 600

Chicago IL 60606

[Signature Page to Investor Rights Agreement]

Purchasers:

COMMERCIAL FINANCE SERVICES 1107, LLC

By:	/s/ T.J. Hart

Name:	T.J. Hart
Title:	General Counsel

Date:
March , 2011

Address:
10877 Wilshire Blvd., Suited 100
LA CA 90024
Attn: GC

[Signature Page to Investor Rights Agreement]

Purchasers:

MCDONNELL LOAN OPPORTUNITY LTD.
By:	McDonnell Investment Management, LLC,
as Investment Manager

By:	/s/ Kathleen A. Zarn

Name:	Kathleen A. Zarn
Title:	Vice President

Date:

Address:

McDonnell Investment Management, LLC
1515 W. 22nd Street
Oak Brook, IL 60523

[Signature Page to Investor Rights Agreement]

Purchasers:

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ David Fitzgerald	/s/ Ronald Gotz

Name:	David Fitzgerald	Ronald Gotz
Title:	Authorized Signatory	Authorized Signatory

Date:
April 15, 2011
To be registered in the name of CREDIT SUISSE SECURITIES (USA) LLC

Address:
11 Madison Avenue	By:	/s/ Michael Wotanowski
New York, NY 10010	Name:	Michael Wotanowski
Attn: Terri LaBarbers	Title:	Director

[Signature Page to Investor Rights Agreement]